Exhibit 99.1

Vineyard National Bancorp

Press Release

Vineyard National Bancorp Clarifies Further Non-Dilutive Effect

on the Redemption of the 5.60% Series B Noncumulative Convertible Preferred Stock

Rancho Cucamonga, California, May 6, 2004 -- Vineyard National Bancorp (Nasdaq: VNBC) (the “Company”) announced on May 4, 2004 its intent to redeem all of the outstanding shares of the Company’s 5.60% Series B Noncumulative Convertible Preferred Stock. Each share of Series B Preferred Stock is convertible at the holder’s option into a share of the Company’s common stock at the Conversion Price of $33.22 per share of common stock (as adjusted for stock dividends). The anticipated conversion of all of the outstanding shares of the Series B Preferred Stock has already been included in the Company’s financial reporting for diluted earnings per share results for the periods ended December 31, 2003 and March 31, 2004, as well as management’s earnings estimates for 2004.

The Company’s diluted earnings per share results will not be further diluted with the anticipated conversion of the Series B Preferred Stock, while the elimination of the cash dividend requirements on the coupon will preserve its cash resources by approximately $1.6 million per annum.

As of April 30, 2004, there were approximately 986,000 shares of Series B Preferred Stock issued and outstanding. These Series B Preferred shares approximate 740,000 additional shares of the Company’s common stock, which would bring total shares insured and outstanding to approximately 4,028,000 shares. The Company’s net book value of the common stock as of March 31, 2004, assuming conversion of all the Series B Preferred Stock, would have increased from $8.55 to $13.31 per share.

The right to convert shares of Series B Preferred Stock into shares of common stock of the Company will terminate at the close of business on the business day preceding the Redemption Date, or June 2, 2004.

The Series B Preferred Stock trades on the American Stock Exchange under the symbol “VLP PrB”.

The Company is a bank holding company headquartered in Rancho Cucamonga, California, and the parent company of Vineyard Bank, also headquartered in Rancho Cucamonga, California. Vineyard Bank operates through nine full-service branch offices in San Bernardino, Riverside and Los Angeles counties of California, and three loan production offices located in Anaheim, San Diego, and Irvine, California. The Company’s common stock is traded on the Nasdaq National Market System under the symbol “VNBC.”

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Corporate Offices: 9590 Foothill Boulevard, Rancho Cucamonga, California 91730
Tel: (909) 581-1668 Fax: (909) 278-0041 Email address: shareholderinfo@vineyardbank.com